Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Second Quarter 2015 Results

ORLANDO, Fla., Aug. 6, 2015— SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported financial results for the first half and second quarter of 2015.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In millions, except per share amounts)
Attendance	6.478	6.584	9.692	9.629
Total Revenues	$391.6	$405.2	$606.2	$617.4
Adjusted EBITDA[1]	$100.2	$126.1	$96.3	$111.0
Net income (loss)	$5.8	$37.4	$(37.8)	$(11.8)
Net income (loss) per share, diluted	$0.07	$0.43	$(0.44)	$(0.13)
Adjusted Net Income (Loss)	$18.7	$37.5	$(24.8)	$(11.3)
Adjusted Net Income (Loss) per share, diluted	$0.22	$0.43	$(0.29)	$(0.12)

Overview

•	Reported an attendance decline in the second quarter due to the timing of Easter, record levels of rainfall in Texas and continued brand challenges in California, partially offset by improvements in demand at the Company’s other park locations, including Florida.

•	Completed a debt refinancing, which, at current interest rates, should generate an average of $14.0 million in annual interest cost savings.

•	Returned $54.5 million to shareholders through dividend declarations thus far in 2015.

•	Reaffirmed full year 2015 Adjusted EBITDA guidance to be in the range of flat to up 3% versus 2014.

“Our attendance for the second quarter declined due to the timing of Easter, record levels of rainfall in Texas and continued brand challenges in California. These factors were partially offset by improved demand in our other park locations, including Florida,” said Joel Manby, President and Chief Executive Officer of SeaWorld Entertainment, Inc. “We realize we have much work ahead of us to recover more of our attendance base, increase revenue and improve our performance as returning to historical performance levels will take time and investment. To address some of our competitive challenges in Florida, we have adjusted our attraction plans with the announcement of two new significant coaster additions for 2016. On the reputation side, early feedback on our campaign has been positive, however, we recognize that fully resolving our brand challenges in California will require sustained focus and commitment to correct misinformation.

“As we look to the remainder of the year, from a revenue perspective, we expect to benefit from favorable calendar timing, our popular fall event lineup and improvement in our revenue per capita. On the expense side, with the bulk of our anticipated incremental costs related to our reputation campaign now behind us, we expect further improvement due to the ongoing benefit of our cost savings initiatives along with additional cost measures we have instituted for the second half. Based on these factors and our current outlook, we are reaffirming our full year Adjusted EBITDA guidance for 2015,” said Manby.

[1]	This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definitions of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share and Free Cash Flow and their reconciliation to their respective most comparable financial measures calculated in accordance with GAAP.

Second Quarter 2015 Results

During the second quarter of 2015, the Company generated revenue of $391.6 million, a decrease of $13.5 million, or 3%, versus the second quarter of 2014. Adjusted EBITDA was $100.2 million compared to $126.1 million in the second quarter of 2014. The Company reported net income of $5.8 million, or $0.07 per diluted share, and Adjusted Net Income of $18.7 million, or $0.22 per diluted share in the second quarter of 2015. In the second quarter of 2014, the Company generated net income of $37.4 million, or $0.43 per diluted share and Adjusted Net Income of $37.5 million, or $0.43 per diluted share. Net cash provided by operating activities was $104.4 million in the second quarter of 2015 compared to $120.5 million in the prior year second quarter. Free Cash Flow was $61.5 million in the second quarter of 2015 compared to $73.5 million in the prior year second quarter.

The decrease in revenue was driven by a 1.8% decrease in total revenue per capita along with a 1.6% decrease in attendance for the quarter. Total revenue per capita was $60.45 in the second quarter of 2015 compared to $61.54 in the second quarter of 2014. Admission per capita, defined as admissions revenue divided by total attendance, decreased by 2.8% to $36.81 in the second quarter of 2015 from $37.86 in the prior year second quarter primarily as a result of an increase in promotional offerings and passholder visitation along with an unfavorable change in the park attendance mix. In-park per capita spending, calculated as food, merchandise and other revenue divided by total attendance, remained relatively flat at $23.64 in the second quarter of 2015 compared to $23.68 in the prior year second quarter.

Attendance declined in the second quarter of 2015 due to an earlier Easter holiday, which caused a shift in the spring break holiday period for some schools in the Company’s key source markets. Also contributing to the decline was reduced attendance in Texas, primarily related to record levels of rainfall during the quarter along with reduced attendance in California, primarily related to brand challenges. The impact of these factors was partially offset by improvement in demand at the Company’s other park locations. The Company attributes the improvement in demand to increased promotional offerings, strong passholder visitation and consumer event programs during the period.

Adjusted EBITDA for the second quarter of 2015 decreased by $25.9 million primarily due to the decrease in revenue along with an increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was largely related to anticipated marketing costs associated with the Company’s reputation campaign as well as additional third party consulting costs.

Year to Date Results

During the first half of 2015, the Company generated revenue of $606.2 million, a decrease of $11.2 million, or 2%, compared to the same period in 2014. Adjusted EBITDA was $96.3 million, a decrease of $14.7 million, or 13%, compared to Adjusted EBITDA of $111.0 million in the same period of 2014. In the first half of 2015, the Company generated a net loss of $37.8 million, or a loss of $0.44 per diluted share, and an Adjusted Net Loss of $24.8 million, or a loss of $0.29 per diluted share. In the first half of 2014, the Company generated a net loss of $11.8 million, or a loss of $0.13 per diluted share, and an Adjusted Net Loss of $11.3 million, or a loss of $0.12 per diluted share. Cash flow from operating activities was $142.1 million in the first half of 2015 compared to $133.5 million in the first half of 2014. Free Cash Flow was $58.5 million in the first half of 2015 compared to $39.7 million in the first half of 2014.

The decrease in revenue was driven by a 2.4% decline in total revenue per capita to $62.55 in the first half of 2015 from $64.12 in the first half of 2014, slightly offset by a 0.7% increase in attendance. Admission per capita decreased by 3.6% to $38.72 in the first half of 2015 from $40.15 in the first half of 2014. The decline in admission per capita relates primarily to an increase in promotional offerings and passholder visitation along with an unfavorable change in the park attendance mix compared to the prior year period. In-park per capita spending also decreased slightly to $23.83 in the first six months of 2015 from $23.97 in same period of 2014.

When compared to the prior year period, attendance for the first half of 2015 primarily benefited from an improvement in demand at most of the Company’s parks due to increased promotional offerings, strong passholder visitation and consumer event programs, along with improved weather in Florida. The favorable effect of these factors was largely offset by reduced attendance in Texas, mainly related to the impact of record levels of rainfall during the period and reduced attendance in California, primarily related to brand challenges.

Adjusted EBITDA for the first half of 2015 decreased by $14.7 million primarily due to the decrease in revenue along with an increase in selling, general and administrative expenses and was partially offset by a decrease in operating expenses for the first half of 2015. The increase in selling, general and administrative expenses was largely related to anticipated marketing costs associated with the Company’s reputation campaign along with an increase in third party consulting costs. The decrease in operating expenses was primarily a result of cost savings initiatives from the restructuring program announced in December 2014.

Other

On June 10, 2015, the Company’s Board of Directors declared a cash dividend of $0.21 per share, which was paid on July 1, 2015, to all common stockholders of record at the close of business on June 22, 2015.

As previously disclosed, during the second quarter of 2015, the Company’s wholly-owned subsidiary, SeaWorld Parks and Entertainment, Inc. (“SEA”), borrowed $280 million of additional term loans (the “Term B-3 Loans”) and used these proceeds, along with cash on hand, to (i) redeem all $260 million of the outstanding principal amount of SEA’s 11.0% Senior Notes due 2016 (the “Redeemed Notes”) at a redemption price of 105.5% plus accrued and unpaid interest on the Redeemed Notes and (ii) pay transaction fees and other expenses in connection with the Term B-3 Loans. Approximately $20.3 million related to this transaction was recognized as a loss on early extinguishment of debt and write-off of discounts and debt issuance costs during the three and six months ended June 30, 2015.

Guidance

The following guidance is based on current management expectations. All financial guidance amounts are estimates subject to change, including as a result of matters discussed under the “Forward-Looking Statements” caption below and the Company undertakes no obligation to update its guidance. For the full year of 2015, with the additional cost measures the Company has taken through July, the Company reaffirmed its expectation of Adjusted EBITDA in the range of flat to up 3% versus 2014.

Conference Call

The Company will hold a conference call today, Thursday, August 6 at 9 a.m. Eastern Time to discuss its second quarter 2015 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. For those unable to participate in the live call, a replay of the webcast will be available after 12 p.m. Eastern Time August 6, 2015 via the “Investor Relations” section of www.seaworldentertainment.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on August 6, 2015 through 11:59 p.m. Eastern Time on August 13, 2015 by dialing 1-855-859-2056 from anywhere in the U.S. or 1-404-537-3406 from international locations, conference code 67157230.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share and Free Cash Flow. Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of liquidity or performance prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the Company’s liquidity or financial performance. Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the Company’s senior secured credit facilities. Adjusted EBITDA is a material component of these covenants. Management presents Adjusted EBITDA because it believes that it provides additional information to investors about the calculation of and compliance with these financial covenants. Management also uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures to evaluate a company’s ability to meet its debt service requirement, to estimate the value of a company and to make informed investment decisions.

Adjusted Net Income (Loss) is defined as net income (loss) before the after-tax impact of the restructuring and other related costs, the secondary offering costs, and the loss on early extinguishment of debt and write-off of discounts and debt issuance costs, if any, during the periods presented. Adjusted Net Income (Loss) per Diluted Share is calculated by dividing Adjusted Net Income (Loss) for the period by the diluted shares outstanding. Management presents Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share to eliminate the impact of items, net of tax, that management does not consider indicative of ongoing operating performance due to their inherent unusual nature or because they result from an event of a similar nature.

Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures. Management presents Free Cash Flow because it believes it provides supplemental information to assist investors in analyzing the Company’s ability to generate liquidity from its operating activities. Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures as it does not take into consideration certain other non-discretionary cash requirements, such as mandatory principal payments on the Company’s long-term debt.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company delivering personal, interactive and educational experiences that blend imagination with nature and enable its customers to celebrate, connect with and care for the natural world we share. The Company owns or licenses a portfolio of globally recognized brands including SeaWorld®, Shamu® and Busch Gardens®. Over its more than 50-year history, the Company has built a diversified portfolio of 11 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection of approximately 89,000 marine and terrestrial animals. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

SeaWorld Entertainment, Inc. is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld rescue team has helped more than 26,000 animals in need over the last 50 years.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position and business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: a decline in discretionary consumer spending or consumer confidence; various factors beyond management’s control adversely affecting attendance and guest spending at the Company’s theme parks; changes in federal and state regulations governing the treatment of animals and claims and lawsuits by activist groups; incidents or adverse publicity concerning the Company’s theme parks; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldentertainment.com).

Contacts:

Investor Relations Inquiries:

SeaWorld Entertainment, Inc.

855.797.8625

Investors@SeaWorld.com

Media Inquiries:

Fred Jacobs

Vice President of Communications

Fred.Jacobs@SeaWorld.com

SOURCE: SeaWorld Entertainment, Inc.

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended					For the Six Months Ended
	June 30,		Change			June 30,		Change
	2015	2014	$	%		2015	2014	$	%
Net revenues:
Admissions	$238,451	$249,263	$(10,812)	(4%	)	$375,291	$386,649	$(11,358)	(3%	)
Food, merchandise and other	153,165	155,888	(2,723)	(2%	)	230,917	230,792	125	0%

Total revenues	391,616	405,151	(13,535)	(3%	)	606,208	617,441	(11,233)	(2%	)
Costs and expenses:
Cost of food, merchandise and other revenues	31,112	33,651	(2,539)	(8%	)	47,015	50,411	(3,396)	(7%	)
Operating expenses	191,202	189,190	2,012	1%		345,013	357,102	(12,089)	(3%	)
Selling, general and administrative	73,320	58,564	14,756	25%		124,398	103,640	20,758	20%
Restructuring and other related costs	122	—	122	ND		267	—	267	ND
Secondary offering costs	—	73	(73)	NM		—	747	(747)	NM
Depreciation and amortization	50,110	43,086	7,024	16%		93,964	84,362	9,602	11%

Total costs and expenses	345,866	324,564	21,302	7%		610,657	596,262	14,395	2%

Operating income (loss)	45,750	80,587	(34,837)	(43%	)	(4,449)	21,179	(25,628)	(121%	)

Other expense (income), net	209	(45)	254	NM		470	(28)	498	NM
Interest expense	15,732	20,526	(4,794)	(23%	)	35,910	40,230	(4,320)	(11%	)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs	20,348	—	20,348	ND		20,348	—	20,348	ND

Income (loss) before income taxes	9,461	60,106	(50,645)	(84%	)	(61,177)	(19,023)	(42,154)	(222%	)
Provision for (benefit from) income taxes	3,652	22,700	(19,048)	(84%	)	(23,388)	(7,212)	(16,176)	(224%	)

Net income (loss)	$5,809	$37,406	$(31,597)	(84%	)	$(37,789)	$(11,811)	$(25,978)	(220%	)

Earnings (loss) per share:
Net income (loss) per share, basic	$0.07	$0.43				$(0.44)	$(0.13)

Net income (loss) per share, diluted (a)	$0.07	$0.43				$(0.44)	$(0.13)

Weighted average commons shares outstanding:
Basic	86,186	86,877				86,142	87,642

Diluted(a)	86,291	87,189				86,142	87,642

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended					For the Six Months Ended
	June 30,		Change			June 30,		Change
	2015	2014	$	%		2015	2014	$	%
Net income (loss)	$5,809	$37,406	$(31,597)	(84%	)	$(37,789)	$(11,811)	$(25,978)	(220%	)
Provision for (benefit from) income taxes	3,652	22,700	(19,048)	(84%	)	(23,388)	(7,212)	(16,176)	(224%	)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (b)	20,348	—	20,348	ND		20,348	—	20,348	ND
Interest expense	15,732	20,526	(4,794)	(23%	)	35,910	40,230	(4,320)	(11%	)
Depreciation and amortization	50,110	43,086	7,024	16%		93,964	84,362	9,602	11%
Secondary offering costs (c)	—	73	(73)	NM		—	747	(747)	NM
Equity-based compensation expense (d)	1,398	573	825	144%		3,251	1,335	1,916	144%
Other adjusting items (e)	—	1,522	(1,522)	NM		—	2,278	(2,278)	NM
Other non-cash expenses (f)	3,120	185	2,935	NM		4,030	1,093	2,937	NM

Adjusted EBITDA(g)	$100,169	$126,071	$(25,902)	(21%	)	$96,326	$111,022	$(14,696)	(13%	)

Net income (loss)	$5,809	$37,406	$(31,597)	(84%	)	$(37,789)	$(11,811)	$(25,978)	(220%	)
Secondary offering costs (c)	—	73	(73)	NM		—	747	(747)	NM
Restructuring and other related costs (h)	122	—	122	ND		267	—	267	ND
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (b)	20,348	—	20,348	ND		20,348	—	20,348	ND
Income taxes of certain non-GAAP adjustments	(7,616)	(26)	(7,590)	NM		(7,662)	(284)	(7,378)	NM

Adjusted Net Income (Loss)	$18,663	$37,453	$(18,790)	(50%	)	$(24,836)	$(11,348)	$(13,488)	(119%	)

Net income (loss) per share, diluted	$0.07	$0.43	$(0.36)			$(0.44)	$(0.13)	$(0.31)
Secondary offering costs (c)	—	0.00	(0.00)			—	0.01	(0.01)
Restructuring and other related costs (h)	0.00	—	0.00			0.00	—	0.00
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (b)	0.24	—	0.24			0.24	—	0.24
Income taxes of certain non-GAAP adjustments	(0.09)	(0.00)	(0.09)			(0.09)	(0.00)	(0.09)

Adjusted Net Income (Loss) per share, diluted	$0.22	$0.43	$(0.21)			$(0.29)	$(0.12)	$(0.17)

Weighted average shares outstanding, diluted	86,291	87,189				86,142	87,642

Net cash provided by operating activities	$104,400	$120,498	$(16,098)	(13%	)	$142,082	$133,509	$8,573	6%
Capital expenditures	42,861	47,020	(4,159)	(9%	)	83,534	93,847	(10,313)	(11%	)

Free Cash Flow	$61,539	$73,478	$(11,939)	(16%	)	$58,548	$39,662	$18,886	48%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	June 30, 2015	December 31, 2014
Cash and cash equivalents	$52,931	$43,906

Total assets (i)	$2,435,803	$2,422,471

Long-term debt, including current maturities:
Term B-2 Loans	$1,345,413	$1,352,438
Term B-3 Loans	279,300	—
Revolving Credit Facility	—	—
Senior Notes	—	260,000

Total long-term debt, including current maturities	$1,624,713	$1,612,438

Total stockholders’ equity	$485,059	$579,535

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

	For the Three Months Ended				For the Six Months Ended
	June 30,		Change		June 30,		Change
	2015	2014	#	%	2015	2014	#	%
Attendance (in thousands)	6,478	6,584	(106)	(1.6%)	9,692	9,629	63	0.7%
Total revenue per capita (j)	$60.45	$61.54	$(1.09)	(1.8%)	$62.55	$64.12	$(1.57)	(2.4%)

NM-Not Meaningful

ND-Not Determinable

(a)	During the three months ended June 30, 2015 and 2014, the Company excluded anti-dilutive shares of common stock of approximately 1,933,000 and 17,000, respectively, from the computation of diluted earnings per share. During the six months ended June 30, 2015 and 2014, the Company excluded potentially dilutive shares of approximately 1,583,000 and 324,000, respectively, from the calculation of diluted loss per share as their effect would have been anti-dilutive due to the Company’s net loss in those periods.

(b)	Reflects a $14.3 million premium paid for the early redemption in April 2015 of $260.0 million of the Company’s Senior Notes, along with a write-off of approximately $6.0 million in related discounts and debt issuance costs.

(c)	Reflects fees and expenses incurred in connection with the secondary offering of the Company’s common stock in April 2014. Pursuant to the Registration Rights Agreement, the Company paid all expenses related to the offering, other than underwriting discounts and commissions. No shares were sold by the Company in the secondary offering and the selling stockholders received all of the net proceeds from the offering.

(d)	Reflects non-cash compensation expense associated with the grants of equity compensation.

(e)	Reflects certain non-recurring product and intellectual property development costs in the three and six months ended June 30, 2014. The Adjusted EBITDA covenant calculations presented in the table above do not reflect certain other adjusting items incurred in the three and six months ended June 30, 2015 as described in footnote (g) below.

(f)	Reflects non-cash expenses related to miscellaneous asset write-offs and non-cash losses on derivatives.

(g)	For covenant calculation purposes under the Company’s credit agreement, the amount which the Company is able to add back to Adjusted EBITDA for restructuring and other related costs and certain other adjusting items, including product and intellectual property development costs, is limited to $10.0 million for any four consecutive quarters (with certain unused amounts carried over from the prior fiscal year). Due to these limitations, the Adjusted EBITDA covenant calculations presented in the table above do not reflect $0.1 million and $0.3 million related to restructuring and other related costs in the three and six months ended June 30, 2015, respectively, and $0.6 million and $1.2 million of product and intellectual property development costs incurred in the three and six months ended June 30, 2015, respectively.

(h)	Reflects restructuring and other related costs for the three and six months ended June 30, 2015 relating to severance and other employment expenses for individuals with continuing service obligations which were impacted by the restructuring program announced in December 2014.

(i)	Certain prior year amounts have been reclassified to conform to the 2015 presentation. In particular, unamortized debt issuance costs of $20.0 million as of December 31, 2014 were previously included in other assets and were reclassified to long-term debt as a result of the adoption of Accounting Standards Update (“ASU”) 2015-03, Interest-Imputation of Interest (Topic 835): Simplifying the Presentation of Debt Issuance Costs during the period.

(j)	Calculated as total revenues divided by attendance.